Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Kappes

(972) 855-3729

Atmos Energy Corporation Reports Results

For Fiscal 2003 Second Quarter and Six Months

DALLAS (May 13, 2003)—Atmos Energy Corporation (NYSE: ATO) today reported net income of $48.5 million, or $1.07 per diluted share, for the fiscal 2003 second quarter ended March 31, 2003, compared with net income of $41.4 million, or $1.01 per diluted share, for the fiscal 2002 second quarter ended March 31, 2002. The results exceeded Wall Street’s consensus estimate of $1.05 per diluted share.

For the six months ended March 31, 2003, net income was $74.3 million, or $1.68 per diluted share, compared with net income of $62.0 million, or $1.51 per diluted share, for the six months ended March 31, 2002.

During the 2003 second quarter, Atmos Energy recorded a cumulative noncash charge of $7.8 million for an accounting change, as discussed later in this release. Income before the cumulative effect of the accounting change was $56.3 million for the fiscal 2003 second quarter, or $1.24 per diluted share. For the six-month period, income before the cumulative effect of the accounting change was $82.1 million, or $1.86 per diluted share.

“Once again, our strategy of combining complementary utility and nonutility operations has proved beneficial to our shareholders,” said Robert W. Best, chairman, president and chief executive officer of Atmos Energy Corporation. “Strong performance by our gas utility operations helped overcome an unexpected reduction in our nonutility results caused, in part, by the volatility and steep rise in natural gas prices nationally.”

“We remain confident that Atmos Energy is on track to meet our earlier-announced guidance for fiscal year 2003 of earning between $1.52 and $1.58 per diluted share,” Best said. “We also remain committed to growing our earnings at 5 percent to 7 percent a year. Guidance for our 2003 third quarter is breakeven to a loss of two cents per diluted share.”

Results for the 2003 Second Quarter Ended March 31, 2003

Gross profit for the 2003 second quarter ended March 31, 2003, was $200.6 million, compared with $149.9 million for the same period last year. Total throughput in the 2003 second quarter was 100.8 billion cubic feet (Bcf), compared with 82.6 Bcf for the same period a year ago. Higher throughput in the quarter primarily was due to additional volumes associated with the assets of Mississippi Valley Gas Company (MVG) acquired in December 2002. Weather as adjusted for our jurisdictions with weather-normalized operations was normal during the second quarter and 3 percent warmer than the same period last year.

Before the cumulative effect of the accounting change, Atmos Energy’s income from nonutility operations, which operate under Atmos Energy Holdings, Inc., was $2.3 million for the second quarter of 2003, compared with net income of $4.7 million for the same period last year. Nonutility income was lower in the 2003 second quarter primarily due to prolonged cold weather and steeply rising natural gas prices, which led to increased customer demand, exposed contract price risk and an inability to withdraw sufficient volumes from storage to match up with the unwinding of associated financial hedges. Nonutility operations contributed 4.1 percent of the 2003 second quarter consolidated income before the cumulative effect of the accounting change.

“We are taking steps to eliminate or minimize any future negative impact of the events that caused the lower-than-expected earnings from our natural gas marketing segment in the second quarter,” Best said.

Operation and maintenance expense for the 2003 second quarter was $55.7 million, compared with $42.3 million in the 2002 quarter. Excluding the provision for doubtful accounts and the $10.7 million increase attributable to the newly acquired MVG assets, operation and maintenance expense for the 2003 second quarter decreased $2.2 million from the second quarter last year. The provision for doubtful accounts was $5.2 million in the second quarter of 2003, compared with $0.3 million last year, generally the result of higher revenues in 2003. The average cost of natural gas for the 2003 second quarter was $6.13 per million cubic feet (Mcf), compared with $3.65 per Mcf for the 2002 period.

Taxes, other than income taxes, for the 2003 second quarter were $18.5 million, compared with $10.9 million for the second quarter of 2002. The increase primarily was attributable to additional franchise, payroll and property taxes associated with the newly acquired assets of MVG and to higher franchise taxes due to higher revenues.

Miscellaneous expense for the 2003 second quarter was $1.5 million, compared with expense of $6.1 million for the same period in 2002. Most of the $4.6 million decrease was attributable to the reversal of $5.9 million in income in the 2002 second quarter that had been recognized in the 2002 first quarter from a weather insurance policy, partially offset by lower earnings in the 2003 second quarter from an equity interest in Heritage Propane Partners, L.P. No income from the weather insurance policy was recognized in the 2003 second quarter, because weather in the covered service areas did not meet the 7 percent warmer-than-normal threshold required to yield income from the insurance.

On October 25, 2002, the Emerging Issues Task Force rescinded Issue No. 98-10 “Accounting for Energy Trading and Risk Management Activities.” The change precludes the use of mark-to-

market accounting for inventory and energy trading contracts that are not derivatives. Beginning January 1, 2003, Atmos Energy’s energy trading contracts are being accounted for pursuant to the provisions of SFAS No. 133. The cumulative noncash after-tax charge in the second quarter of fiscal 2003 was $7.8 million. As performance under these inventory, storage and transportation contracts is completed, the applicable income will be recognized.

Results for the Six Months Ended March 31, 2003

Gross profit for the six months ended March 31, 2003, was $333.2 million, compared with $259.2 million for the six-month period last year. Total throughput in the 2003 six-month period was 172.0 Bcf, compared with 139.7 Bcf for the same period a year ago. Higher throughput in the current period primarily was due to additional volumes associated with the MVG assets, which were acquired in December 2002, and weather that was 4 percent colder than last year.

Income from nonutility operations before the $7.8 million cumulative effect of the accounting change described above was $7.0 million for the six months ended March 31, 2003, compared with net income of $8.5 million for the same period in fiscal 2002. Nonutility income was lower in the 2003 second quarter, primarily due to high price volatility, increased customer demand, contract price risk and an inability to withdraw sufficient volumes from storage to match up with the unwinding of associated financial hedges. Nonutility operations contributed 8.5 percent of consolidated income before the cumulative effect of the accounting change for the current six-month period.

Operation and maintenance expense for the six months ended March 31, 2003, was $106.2 million, compared with $84.8 million in the 2002 period. Excluding the provision for doubtful accounts and the $14.5 million increase attributable to the acquired MVG assets, operation and maintenance expense for the first six months of 2003 increased $0.3 million compared to the first six months of 2002. The provision for doubtful accounts was $8.1 million in the six months ended March 31, 2003, compared with $1.5 million last year, generally the result of higher revenues in 2003. The average cost of natural gas for the 2003 six-month period was $5.70 per Mcf, compared with $3.75 per Mcf for the same period last year.

Taxes, other than income taxes, for the six months ended March 31, 2003, were $31.4 million, compared with $20.9 million for the same period last year. The increase primarily was attributable to additional franchise, payroll and property taxes associated with the newly acquired assets of MVG and higher franchise taxes due to higher revenues.

Miscellaneous income for the first six months of 2003 was $2.6 million, compared with expense of $0.7 million for the same period in 2002. The $3.3 million positive change primarily was attributable to a $3.9 million gain associated with a sales-type lease of a distributed electric generation plant recognized in the first quarter of 2003.

For the six months ended March 31, 2003, operating activities provided cash of $183.8 million, compared with providing cash of $252.9 million during the six months ended March 31, 2002. The year-over-year decrease was primarily due to increased accounts receivable balances caused by the additional sales generated by the MVG acquisition and colder weather.

Conference Call to be Webcast May 14

Atmos Energy officers will discuss fiscal 2003 second-quarter and six months financial results and the outlook for the future during a webcast conference call on May 14 at 7:00 a.m. CDT. To listen to the call, dial 1-800-231-9012 and use access code 294693. Slides for the webcast may be viewed on the Internet at www.atmosenergy.com.

Forward-Looking Statements

The matters discussed or incorporated by reference in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 or Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the Company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the Company’s other documents or oral presentations, the words “anticipate,” “expect,” “estimate,” “plans,” “believe,” “objective,” “forecast,” “goal” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements relating to the Company’s earnings-per-share projections, operations, markets, services, rates, recovery of costs, availability of gas supply and other factors. A discussion of these risks and uncertainties may be found in the Company’s Form 10-K for the fiscal year ended September 30, 2002. Although the Company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

Atmos Energy Corporation, headquartered in Dallas, is one of the largest natural gas distributors in the United States, serving about 1.7 million utility customers. Atmos Energy’s utility operations serve more than 1,000 small and medium-size communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy’s nonutility operations, organized under Atmos Energy Holdings, operate in 18 states. They provide natural gas marketing and procurement services to industrial, commercial and municipal customers, manage company-owned natural gas storage and pipeline assets, construct small electric generating plants for industrial and municipal customers and hold an indirect equity interest in Heritage Propane Partners, L.P., the fourth-largest U.S. propane marketer. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income	Three Months Ended March 31		Six Months Ended March 31
(000s except per share)	2003	2002	2003	2002
Operating revenues	$700,361	$379,481	$1,101,908	$650,823
Purchased gas cost	499,756	229,598	768,717	391,575

Gross profit	200,605	149,883	333,191	259,248

Gas trading margin	2,363	9,604	6,943	16,767

Operation and maintenance expense	55,665	42,254	106,169	84,782
Depreciation and amortization	20,887	20,039	42,081	40,513
Taxes, other than income	18,538	10,861	31,382	20,941

Total operating expenses	95,090	73,154	179,632	146,236

Operating income	107,878	86,333	160,502	129,779

Miscellaneous income (expense)	(1,489)	(6,112)	2,635	(711)
Interest charges	16,158	14,489	31,637	30,481

Income before income taxes and cumulative effect of accounting change	90,231	65,732	131,500	98,587
Provision for income taxes	33,926	24,354	49,402	36,576

Income before cumulative effect of accounting change	56,305	41,378	82,098	62,011
Cumulative effect of accounting change, net of income tax benefit	(7,773)	—	(7,773)	—

Net income	$48,532	$41,378	$74,325	$62,011

Basic income per share:
Income before cumulative effect of accounting change	$1.24	$1.01	$1.87	$1.51
Cumulative effect of accounting change, net of income tax benefit	(.17)	—	(.18)	—

Net income	$1.07	$1.01	$1.69	$1.51

Diluted income per share:
Income before cumulative effect of accounting change	$1.24	$1.01	$1.86	$1.51
Cumulative effect of accounting change, net of income tax benefit	(.17)	—	(.18)	—

Net income	$1.07	$1.01	$1.68	$1.51

Cash dividends per share	$.300	$.295	$.600	$.590

Average shares outstanding:
Basic	45,306	41,040	44,007	40,937
Diluted	45,493	41,135	44,178	41,032

Summary Net Income (Loss) by Segment (000s)
Utility	$54,052	$36,687	$75,111	$53,521
Natural gas marketing	(8,847)	1,931	(8,079)	4,559
Other nonutility	3,327	2,760	7,293	3,931

Consolidated net income	$48,532	$41,378	$74,325	$62,011

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Balance Sheet Items (000s)	Mar. 31, 2003	Sept. 30, 2002
Property, plant and equipment	$2,471,151	$2,127,827
Net property, plant and equipment	1,477,133	1,300,320
Shareholders’ equity	707,729	573,235

			Six Months Ended March 31
Cash Flows (000s)			2003	2002
Net cash provided by operating activities			$183,788	$252,851

	Three Months Ended March 31		Six Months Ended March 31
Statistics	2003	2002	2003	2002
Heating degree days *	1,812	1,877	3,219	3,092
Percent of normal *	100%	98%	102%	94%
Total throughput (MMcf as metered)	100,787	82,636	172,007	139,661
Natural gas meters in service			1,677,634	1,390,664
* Adjusted for weather-normalized operations. For periods beginning October 1, 2002, the normal heating degree day calculation utilized updated 30-year normal weather data.

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